UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 31, 2015	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2015, the Board of Directors of the Company unanimously appointed Lawrence J. Waldman as a Director and member of the Audit Committee. In connection with Mr. Waldman’s appointment, the Board of Directors increased the size of the Board to seven members. Appointed to the class of directors whose term of office expires at the fiscal 2015 annual meeting of stockholders of the Company, it is anticipated that Mr. Waldman would stand for election by stockholders at that meeting.

Mr. Waldman currently serves as a member of the Board of Directors of Bovie Medical Corporation, a NYSE listed company where he currently serves as Lead Independent Director and is Chairman of its Audit Committee. Mr. Waldman also serves as a member of the Board of Directors of Northstar/RXR Metro Income, Inc., an SEC registered non-traded real estate investment trust and is also an advisor to the accounting firm of EisnerAmper LLP. Mr. Waldman has held a variety of executive level positions with public accounting firms including EisnerAmper LLP, Holtz Rubenstein Reminick, LLP and KPMG LLP. Mr. Waldman is also a member of a number of industry and civic boards including the Advanced Energy Research Center at Stony Brook University and is a member of the State University of New York’s Board of Trustees.

As a non-employee director, Mr. Waldman is entitled to receive an annual retainer of $50,000 and, under the Company’s 2000 Stock Incentive Plan, an option to purchase 13,890 shares of Company Common Stock. The exercise price of such option is equal to the last sales price of the Company’s Common Stock as reported by NASDAQ on August 31, 2015. The option expires five years after the date of grant, and becomes exercisable as to 25% of the underlying shares on each of the first and second anniversaries of the date of grant and as to the remaining 50% of the underlying shares on the third anniversary of the date of grant, subject to accelerated vesting upon death or a change in control. In connection with his appointment, Mr. Waldman and the Company also entered into an Indemnification Agreement in the same form as the Form of Indemnification Agreement which was previously submitted to the Securities and Exchange Commission as Exhibit Number 10.1 in the Form 8-K dated as of March 8, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
COMTECH TELECOMMUNICATIONS CORP.
Dated:    August 31, 2015

By:	/s/ Michael D. Porcelain Name: Michael D. Porcelain Title: Senior Vice President and
Chief Financial Officer